NEWS RELEASE
BROOKFIELD HOMES REPORTS SECOND QUARTER EARNINGS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ second quarter investor conference call can be accessed by teleconference on July 20, 2006 at 4:30 pm (Eastern Time) at 1-888-789-0089, toll free in North America. The archived teleconference may be accessed by dialing 1-888-509-0081 (passcode: 626903), toll free in North America through August 20, 2006. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, July 20, 2006 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the second quarter ended June 30, 2006:
•	Net income for the three months ended June 30, 2006 was $43 million, an increase of $11 million over the same period 2005. The increase is due to increased income from the bulk sale of land and a decrease in selling, general and administrative expense, which was primarily from a change in stock compensation expense. The foregoing, when compared to the same period in 2005, is an increase in net income of $11 million from bulk land sales and $11 million from reduced selling, general and administrative expense including stock compensation expense. These two items were offset by a lower contribution from housing operations as a result of 93 fewer home closings and a decrease in housing gross margins when compared to the prior year, which respectively had a $7 million and $4 million impact on net income.

•	Housing revenue for the quarter totaled $193 million, compared to $238 million in 2005. The decrease in housing revenue is primarily due to 93 fewer units closed during the quarter compared to 2005, offset by an increase in the company’s average selling price to $739,000 from $669,000 in 2005.

•	Earnings per share for the three months ended June 30, 2006 is $1.57 compared to $1.03 for the prior year.

•	Second Quarter 2006 Financial Highlights

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts and units)	2006	2005	2006	2005

Home closings (units)	262	355	454	577
Housing revenue	$193	$238	$315	$381
Housing gross margin	$53	$72	$90	$113
Total revenue	$232	$253	$375	$405
Total gross margin	$74	$76	$125	$124
Selling, general and administrative expense	$2	$20	$21	$41
Net income	$43	$32	$62	$51
Contribution from bulk land sales to net income	$11	$—	$15	$3

Earnings per share — diluted
— Excluding bulk land sales	$1.17	$1.03	$1.70	$1.54
— Bulk land sales	0.40	—	0.54	0.09

	$1.57	$1.03	$2.24	$1.63

Recent Developments and Operating Highlights
•	Homes in Backlog and Lot Sales: With the slow demand for new homes in the San Diego/Riverside and Washington D.C. markets, the company currently estimates the range of home closings for the year ending December 31, 2006 to be 1,200 to 1,300 homes, a decrease of 18% to 24% when compared to 2005. The company continues to anticipate bulk lot sale closings of 1,500 units during 2006. Year to date, 436 lots have been closed for net income of $15 million, of which $11 million or $0.40 per share was recorded during the three months ended June 30, 2006.

•	Stock Repurchase Program — On July 20, 2006, the board of directors approved an increase in the stock repurchase program to $50 million. During the three months ended June 30, 2006, the company repurchased 714,700 shares for $27 million or $37.71 per share.

•	2006 Earnings Guidance — The company has reduced and expanded the range of its 2006 earnings guidance to between $6.20 and $7.20 per share as a result of the impact the continued market uncertainty may have on its 2006 estimated closings of between 1,200 and 1,300 homes and the bulk land sale of 1,500 lots.
Outlook
“After benefiting in 2005 from increases in home prices, in 2006 we are experiencing the impact of the long anticipated slow down in housing markets, particularly in the San Diego and Washington, D.C. area. This is being brought on by negative homebuyer sentiment and increases in resale inventories. During these challenging times, we continue to proactively manage our assets as well as add longer term value for shareholders through entitling our land options,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes approximately 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home and lot closings and deliveries (and the timing thereof), expected 2006 earnings guidance, possible bulk land sales, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts)	2006	2005	2006	2005

Revenue
Housing	$193,682	$237,424	$315,505	$380,507
Land and other revenues	38,780	15,006	59,855	24,078

Total revenue	232,462	252,430	375,360	404,585
Direct cost of sales	(158,461)	(176,557)	(250,185)	(280,535)

	74,001	75,873	125,175	124,050
Equity in earnings from housing and land joint ventures	763	2,279	1,670	9,591
Selling, general and administrative expense	(1,819)	(19,763)	(21,072)	(40,987)
Minority interest	(3,153)	(5,780)	(5,404)	(8,989)

Net income before taxes	69,792	52,609	100,369	83,665
Income tax expense	(26,730)	(20,254)	(38,441)	(32,366)

Net income	$43,062	$32,355	$61,928	$51,299

Weighted average shares outstanding
Basic	26,996	30,998	27,185	30,932
Diluted	27,388	31,555	27,602	31,536

Earnings per share
Basic	$1.60	$1.05	$2.28	$1.66
Diluted	$1.57	$1.03	$2.24	$1.63

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at June 30		As at December 31
(thousands)	2006	2005	2005

Assets
Housing and land inventory	$1,001,161	$819,024	$912,617
Investments in housing and land joint ventures	64,731	40,344	53,260
Consolidated land inventory not owned	17,925	39,731	22,100
Receivables and other assets	41,307	31,074	94,081
Cash and cash equivalents	74,767	175,250	198,411
Deferred income taxes	45,792	34,885	49,417

	$1,245,683	$1,140,308	$1,329,886

Liabilities and Stockholders’ Equity
Project specific and other financings	$681,204	$535,552	$691,410
Accounts payable and other liabilities	219,920	246,509	320,787
Minority interest	53,017	63,361	53,040
Stockholders’ equity	291,542	294,886	264,649

	$1,245,683	$1,140,308	$1,329,886